Exhibit 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and COVAD COMMUNICATIONS GROUP, INC., a Delaware corporation (“Group”) and COVAD COMMUNICATIONS COMPANY, a California corporation (“Company”, together with Group, individually a “Borrower” and collectively, “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Each Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount minus (1) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (2) the FX Reserve, and minus (3) the outstanding amounts used for Cash Management Services. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrowers’ account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed the Availability Amount minus (1) the FX Reserve, and minus (2) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services). Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Each Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrowers’ account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrowers’ account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following such Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (b) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which Borrowers commit to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the "Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The obligations of Borrowers relating to this section may not exceed the Availability Amount minus (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus (b) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
     2.1.4 Cash Management Services Sublimit. Borrowers may use the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrowers or any amounts that are not paid by Borrowers for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances. The obligations of Borrowers relating to this section (the “Cash Management Services Sublimit”) may not exceed the Availability Amount minus (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (b) the FX Reserve, and minus (c) the outstanding principal balance of any Advances.
     2.2 General Provisions Relating to the Advances.
          Each Advance shall, at Borrowers’ option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance. Borrowers shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(a).
     2.3 Payment of Interest on the Credit Extensions.
     (a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
     (b) Default Interest. Except as otherwise provided in Section 2.3(a), after an Event of Default, Obligations shall bear interest five percent (5.00%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
     (c) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrowers prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrowers with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate.
     (d) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire

Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.
     (e) Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrowers owe Bank, when due. Bank shall promptly notify Borrowers after it debits Borrowers’ accounts. These debits shall not constitute a set-off.
     2.4 Fees. Borrowers shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $500,000 on the Effective Date; and
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of three quarters of one percent (0.75%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit; and
          (c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and
          (d) Late Payment Fee. A late payment fee equal to five percent (5.0%) of any Credit Extension not paid when due; and
          (e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     2.5 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the Availability Amount, Borrowers shall immediately pay to Bank in cash such excess.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) Borrowers and Guarantors shall have delivered duly executed original signatures to the Loan Documents to which they are a party;
          (b) Borrowers and Guarantors shall have delivered duly executed original signatures to the Control Agreements;
          (c) Borrowers and Guarantors shall have delivered their Operating Documents and a good standing certificate of (1) Group certified by the Secretary of State of the States of Delaware and California, (2) Company certified by the Secretary of State of the States of California, Texas and Illinois, (3) Nextweb certified by the Secretary of State of the State of California, (4) Dieca certified by the Secretary of State of the States of Colorado, Virginia, Georgia, New Jersey, Kentucky and the District of Columbia, and (5) Laser Link certified by the Secretary of State of the State of Delaware, each as of a date no earlier than thirty (30) days prior to the Effective Date;

          (d) Borrowers and Guarantors shall have delivered duly executed original signatures to the completed Borrowing Resolutions;
          (e) Borrowers shall have delivered subordination or intercreditor agreements in favor of Bank (in form satisfactory to Bank, the “Subordination Agreements”), each duly executed by Earthlink, any officer, director and shareholder with respect to any Indebtedness owing from such Borrower to such Person;
          (f) Borrowers shall have delivered a payoff letter (or a termination letter, if applicable) from Bank with respect to the Indebtedness owing from Group to SBC pursuant to that certain Resale Agreement, dated as of November 12, 2001 (the “SBC Resale Agreement”), by and between SBC and Group and that certain Credit Agreement dated as of November 12, 2001 (the “SBC Credit Agreement”) by and between SBC and Group;
          (g) Borrowers shall have delivered evidence that (1) the Liens securing Indebtedness owed by Group pursuant to the SBC Resale Agreement and the SBC Credit Agreement will be terminated and (2) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;
          (h) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (i) Borrowers and Guarantors shall have delivered the Perfection Certificate(s) executed by each Borrower and each Guarantor;
          (j) Borrowers and Guarantors shall have delivered a landlord’s consent for their chief executive office executed by CarrAmerica Realty Operating Partnership, L.P. in favor of Bank;
          (k) Borrowers shall have delivered (1) a legal opinion of Borrowers’ counsel dated as of the Effective Date together with the duly executed original signatures thereto and (2) a legal opinion of Borrowers’ FCC counsel dated as of the Effective Date together with the duly executed original signatures thereto;
          (l) Borrowers shall have delivered (1) evidence that Earthlink has invested at least $50,000,000 (the “Earthlink Proceeds”) in Group, through Earthlink’s purchase of 6,134,969 shares of common stock for $10,000,0000 and 12% Senior Secured Convertible Notes due 2011 for $40,000,000, and (2) the fully executed Purchase Agreement dated as of March 15, 2006 by and among Group, Company and Earthlink, the Security Agreement, the Note and any other “Transaction Document,” as defined in the Purchase Agreement (each as defined therein, collectively with any other note, purchase agreement, security agreement or document in connection with or relating to the Earthlink Phase II Financing, the “Earthlink Documents”);
          (m) Borrowers shall have delivered fully executed copies of the NextWeb acquisition documents and any other documents related thereto (the “NextWeb Acquisition Documents”);
          (n) Borrowers shall have delivered (1) revised projections which include reasonable assumptions regarding the SBC Resale Agreement and the SBC Credit Agreement, the acquisition of NextWeb and the receipt of the Earthlink Proceeds; and (2) annual financial projections for the fiscal years and 2006 and 2007 (on a quarterly basis) as approved by Group’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections, each in form and substance reasonably acceptable to Bank;
          (o) Borrowers shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;
          (p) Borrowers shall have had a diligence call (satisfactory to Bank) with senior management at Earthlink with respect to the Earthlink Documents and its terms and conditions therein;

          (q) Stock certificates of all the outstanding stock of each of Group’s Subsidiaries accompanied by stock powers executed in blank; provided however, if the pledge of any of Group’s Subsidiaries organized outside the United States causes material adverse tax results as reasonably determined by Group’s Board of Directors, then such pledge shall be limited to 66% of the outstanding voting stock of such Subsidiary,
          (r) Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof; and
          (s) Borrowers shall have (1) filed with the applicable Governmental Authorities all applications for Governmental Approvals necessary for the grant of a security interest to Bank in all of Borrowers’ and Guarantors’ property, including without limitation, the Governmental Approvals from Arizona, Colorado, Louisiana, West Virginia, Delaware, Georgia, Indiana, New Jersey, New York, Pennsylvania, Tennessee and the District of Columbia) and (2) provided to Bank copies of all such filings.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Notice of Borrowing;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s sole discretion, there has not been a Material Adverse Change.
     3.3 Covenant to Deliver.
     Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Each Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of such Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing.
     (a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrowers’ irrevocable written notice delivered to Bank in the Notice of Borrowing, each executed by a Responsible Officer of Borrowers or without instructions if the Advances are necessary to meet Obligations which have become due. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (1) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (2) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:
               (1) the amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;
               (2) the requested Funding Date;

               (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and
               (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.
     (b) The proceeds of all such Advances will then be made available to Borrowers on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrowers may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrowers, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.
     3.5 Conversion and Continuation Elections.
     (a) So long as (1) no Event of Default or Default exists; (2) no Borrower has sent any notice of termination of this Agreement; and (3) each Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrowers’ requests for LIBOR Advances, Borrowers may, upon irrevocable written notice to Bank:
               (1) elect to convert on any Business Day, Prime Rate Advances in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof into LIBOR Advances;
               (2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Advances shall automatically convert into Prime Rate Advances, and on and after such date the right of Borrowers to continue such Advances as, and convert such Advances into, LIBOR Advances shall terminate; or
               (3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof) into Prime Rate Advances.
     (b) Borrowers shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 11:00 a.m. Pacific time at least (1) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (2) one (1) Business Day in advance of the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
               (1) proposed Conversion Date or Continuation Date;
               (2) aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;
               (3) nature of the proposed conversion or continuation; and
               (4) duration of the requested Interest Period.
     (c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrowers shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrowers shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.
     (d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (1) an Event of Default or Default shall exist, or (2) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR

Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Each Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrowers maintain with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.
     (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
     3.6 Special Provisions Governing LIBOR Advances.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
     (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers.
     (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrowers of such determination, whereupon (1) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrowers that the circumstances giving rise to such notice no longer exist, and (2) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrowers.
     (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (1) if for any reason (other than a default by Bank or due to any failure of Bank or Assignee (as defined in Section 3.8) to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (2) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.
     (d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.
     (e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (1) no Borrower may elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (2) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrowers with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrowers and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

     3.7 Additional Requirements/Provisions Regarding LIBOR Advances.
     (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrowers shall immediately notify Borrowers’ account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (1) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (2) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.
     (b) Borrowers shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (1) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
               (2) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or
               (3) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
     Bank will notify Borrowers of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrowers with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
     (c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
     (d) If, at any time, Bank, in its sole and absolute discretion, determines that (1) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (2) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrowers. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Bank and Borrowers agree in writing to a different interest rate applicable to LIBOR Advances.

     (e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrowers shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 3.6(c), to (1) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (2) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
     3.8 Right to Syndicate.
     (a) Bank and any subsequent assignee (individually, an “Assignor”) may make an assignment to any other Person (individually an “Assignee”; and collectively, “Assignees”) of at any time or times, the Loan Documents, Obligations, loans and any commitment or any portion thereof or interest therein, including such Assignor’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by Assignor shall: (1) require the execution of an assignment agreement (an “Assignment Agreement”) in form and substance reasonably satisfactory to, and acknowledged by, such Assignor; (2) be conditioned on such Assignee representing to such Assignor that such Assignee is purchasing the applicable loans and commitments to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (3) after giving effect to any such partial assignment, such Assignee shall have commitments in an amount at least equal to $5,000,000 and Assignor shall have retained commitments in an amount at least equal to $5,000,000; and (4) include a payment by Borrowers to such Assignor of an assignment fee of $3,500 for such assignment. In the case of an assignment by an Assignor under this Section 3.8, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as such Assignor hereunder. Such Assignor shall be relieved of its obligations hereunder with respect to its commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to such Assignee and that such Assignee shall be considered to be a “Bank.” In all instances, each Bank’s liability to make loans hereunder shall be several and not joint and shall be limited to such Bank’s pro rata share of the applicable commitment.
     (b) Each Borrower executing this Agreement shall assist any Assignor to sell assignments under this Section 3.8 as reasonably required to enable such Assignor to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by such Assignor, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Borrower executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of such Borrower and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials.
     (c) Any Assignor may furnish any information concerning Borrowers in the possession of such Assignor from time to time to assignees (including prospective assignees); provided that such Assignor shall obtain from assignees confidentiality covenants substantially equivalent to those contained in Section 12.8.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrowers hereby grant Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, Borrowers shall promptly notify Bank in a writing signed by Borrowers of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.
     4.2 Authorization to File Financing Statements. Borrowers hereby authorize Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.
     5 REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants as follows:
     5.1 Due Organization and Authorization. Each Borrower and each of Group’s Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business. In connection with this Agreement, each Borrower and Guarantor has delivered to Bank completed certificates substantially in the form attached hereto as Exhibit F each signed by each Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Each Borrower represents and warrants to Bank that (a) such Borrower’s or Guarantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Borrower or Guarantor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s or Guarantor’s organizational identification number or accurately states that such Borrower or Guarantor has none; (d) the Perfection Certificate accurately sets forth such Borrower’s or Guarantor’s place of business, or, if more than one, its chief executive office as well as such Borrower’s or Guarantor’s mailing address (if different than its chief executive office); (e) neither Borrower nor Guarantor (and each of its respective predecessors) has, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Group and each of its Subsidiaries is accurate and complete. If neither Borrower nor Guarantor is a Registered Organization but later becomes one, such Borrower or Guarantor shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s or Guarantor’s organizational identification number.
     The execution, delivery and performance by Borrowers and Guarantors of the Loan Documents have been duly authorized, and do not (1) conflict with any Borrower’s or Guarantor’s organizational documents, (2) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (3) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which either Group or any its Subsidiaries or any of their property or assets may be bound or affected, (4) require any action by, filing with or Governmental Approval from any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(c)) or (5) constitute an event of default under any material agreement by which such Borrower or Guarantor is bound. Neither Borrower nor Guarantor is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on any Borrower’s or Guarantor’s business.
     5.2 Collateral. Each Borrower and Guarantor has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Neither Borrower nor Guarantor has deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which such Borrower or Guarantor has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrowers have given Bank notice pursuant to Section 7.2.

In the event that any Borrower or any Guarantor, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then such Borrower or Guarantor will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
     All Inventory is in all material respects of good and marketable quality, free from material defects.
     Each Borrower and Guarantor is the licensee or sole owner of its respective intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each of Borrowers’ and Guarantors’ patents are valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of such Borrower’s and Guarantor’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on such Borrower’s or Guarantor’s business. Except as noted on the Disclosure Schedule, (a) the granting of a security interest in any Borrower’s or Guarantor’s property is not prohibited by any Requirement of Law of a Governmental Authority and (b) no Borrower or Guarantor is a party to, nor is bound by, any material license or other agreement with respect to which such Borrower or Guarantor is the licensee that prohibits or otherwise restricts such Borrower or Guarantor from granting a security interest in such Borrower’s or Guarantor’s interest in such license or agreement or any other property. Each Borrower shall, and shall cause each Guarantor to provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on such Borrower’s or Guarantor’s business or financial condition (other than over-the-counter software that is commercially available to the public). Each Borrower shall, and shall cause each Guarantor to, (1) take commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights and (2) use their best efforts to obtain the certificate, authorization, permit, consent, approval, order, license, exemption from, or filing or registration or qualification with, any Requirement of Law or Governmental Authority, in each case, necessary for Bank to have a security interest in any Borrower’s or Guarantor’s property that might otherwise be restricted or prohibited by any Requirement of Law or Governmental Authority or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.
     5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, (a) all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be and (b) all certificates, authorizations, permits, consents, approvals, orders, licenses, exemptions from, or filings or registrations or qualifications with, any Governmental Authority or to comply with any Requirement of Law necessary for the Accounts and the other property to be deemed “Collateral” have been obtained. The granting of a security interest to Bank in the Eligible Accounts and all sales and other transactions underlying or giving rise to each Eligible Account each shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrowers’ knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. Except as set forth on the Disclosure Schedule, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Group or any of its Subsidiaries involving more than $1,000,000.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Group and any of its Subsidiaries delivered to Bank fairly present in all material respects Group’s consolidated financial condition and Group’s consolidated results of operations. There has not been any material deterioration in Group’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. The fair salable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities. No Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

     5.7 Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. Neither Group’s nor any of its Subsidiaries’ is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Act of 2005. Neither Group’s nor any of its Subsidiaries’ properties or assets has been used by Group or any Subsidiary or, to the best of Borrowers’ knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Group and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted. Other than the Governmental Approvals which are being obtained pursuant to Section 6.1(c), no certificate, authorization, permit, consent, approval, order, license, exemption from, or filing or registration or qualification with, any Governmental Authority or any Requirement of Law is or will be required to authorize, or is otherwise required in connection with (a) the execution, delivery and the payment and performance by Borrowers and the Guarantors of the Loan Documents to which they are a party and (b) the creation of the Liens described in and granted by Borrowers and the Guarantors pursuant to the Loan Documents.
     5.8 Subsidiaries; Investments. Neither Borrowers nor Guarantors own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Each Borrower and Guarantor has timely filed all required tax returns and reports, and each Borrower and Guarantor has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower or Guarantor where the failure to file or pay could reasonably be anticipated to result in a Material Adverse Change. A Borrower or Guarantor may defer payment of any contested taxes, provided that such Borrower or Guarantor (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Neither Borrowers nor Guarantors are aware of any claims or adjustments proposed for any of Borrowers’ or Guarantors’ prior tax years which could result in additional taxes becoming due and payable by Borrowers or Guarantors. Each Borrower and Guarantor has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrowers nor Guarantor have withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Borrower or Guarantor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
     5.10 Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions solely as working capital, to pay off all of their Indebtedness owing to SBC pursuant to the SBC Resale Agreement and the SBC Credit Agreement, to enhance Group’s consolidated balance sheet, and to fund its general business requirements.
     5.11 Designation of Indebtedness under this Agreement as Senior Indebtedness.
     All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement shall constitute “Designated Senior Indebtedness” under the terms of any Subordinated Debt.
     5.12 Full Disclosure. No written representation, warranty or other statement of any Borrower or Guarantor in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers and Guarantors in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

     6 AFFIRMATIVE COVENANTS
     Each Borrower shall do all of the following:
     6.1 Government Compliance.
          (a) Each Borrower shall, and shall cause each of Group’s Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on Group’s and its Subsidiaries’ business or operations, taken as a whole; provided, that (1) the legal existence of any Subsidiary that is not a Guarantor may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrowers, such termination or lapse is in the best interests of Group and its Subsidiaries, taken as a whole, and (2) no Borrower may permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.2 shall not be construed to prohibit any other transaction that is otherwise permitted in Section 7 of this Agreement.
          (b) Each Borrower shall comply, and shall have each of Group’s Subsidiaries comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrowers’ business.
          (c) Each Borrower shall use commercially reasonably efforts to obtain all of the Governmental Approvals necessary for the grant of a security interest to Bank in all of Borrowers’ and Guarantors’ property, including without limitation, the Governmental Approvals from Arizona, Colorado, Louisiana, West Virginia, Delaware, Georgia, Indiana, New Jersey, New York, Pennsylvania, Tennessee and the District of Columbia). Borrowers shall promptly provide copies of any such obtained Governmental Approvals to Bank.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Bank: (1) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission and in no event later than ninety (90) days after the end of each fiscal year, Group’s 10K reports; (2) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission and in no event later than fifty (50) days after the end of each fiscal quarter, Group’s 10Q and 8K reports; (3) a Compliance Certificate together with delivery of the 10K and 10Q reports and a Compliance Certificate within thirty (30) days after the end of each month, (4) within forty-five (45) days after the end of each fiscal year, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Group’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections; (5) a prompt report of any legal actions pending or threatened against Group or any Subsidiary that could result in damages or costs to Group or any Subsidiary of $1,000,000 or more; and (6) budgets, sales projections, operating plans or other financial information Bank reasonably requests.
     Group’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a) shall be deemed to have been delivered on the date on which Group posts such report or provides a link thereto on Group’s or another website on the Internet; provided, that Borrowers shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(a).
          (b) Within thirty (30) after the last day of each month, Borrowers will deliver to Bank a cash balance report, including account statements detailing cash management types of investments held and maturity dates.
          (c) Within thirty (30) days after the last day of each month in which Borrowers request an Advance, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer of each Borrower, with aged listings of accounts receivable and accounts payable (by invoice date).
     6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000).
     6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which a Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in a Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a loss payee and waive subrogation against Bank, and all general liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer will endeavor to provide Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrowers shall make available copies of policies and Borrower’s payment history. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to $250,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (1) shall be of equal or like value as the replaced or repaired Collateral and (2) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If a Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons for maintenance of insurance coverage, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.
     6.6 Operating Accounts. Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that a Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Bank by Borrowers as such. Each Borrower shall move its primary operating accounts to Bank no later than June 1, 2006.
     6.7 Financial Covenants.
          (a) Borrowers shall maintain, measured as of the last day of each fiscal quarter during the following periods, on a consolidated basis with respect to Group and its Subsidiaries, Tangible Net Worth of at least the following:

Period	Tangible Net Worth
Effective Date through March 31, 2006	$40,000,000
April 1, 2006 through June 30, 2006	$35,000,000
July 1, 2006 through September 30, 2006	$20,000,000
October 1, 2006 through December 31, 2006	$10,000,000
Thereafter	$10,000,000

          (b) Borrowers shall maintain, measured as of the last day of each month, on a consolidated basis with respect to Group and its Subsidiaries:
          Liquidity Coverage. A ratio of unrestricted cash and Cash Equivalents plus short term and long term Investments (each determined according to GAAP) plus 25% of Eligible Accounts to the outstanding Obligations hereunder of not less than (1) 1.50:1.00 measured as of the last day of March, June, September and December and (2) 1.25:1.00 measured as of the last day of any other month.
          (c) Capital expenditures (as determined according to GAAP) shall not exceed (1) $25,000,000 for the fiscal year ending 2006 and (2) $30,000,000 for the fiscal year ending 2007; provided however, Fully Funded Capital Expenditures will be excluded from such calculations.
     6.8 Protection of Intellectual Property Rights. Each Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
     6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Borrower and its officers, employees and agents and such Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Borrower.
     6.10 Designated Senior Indebtedness. Borrowers shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “Designated Senior Indebtedness”, or such similar term, in any existing Subordinated Debt or future Subordinated Debt incurred by any Borrower after the date hereof, if such Subordinated Debt contains such term or similar term and if the effect of such designation is to grant to Bank the same or similar rights as granted to Bank as a holder of “Designated Senior Indebtedness” under such Subordinated Debt.
     6.11 Accounts Receivable.
     (a) Schedules and Documents Relating to Accounts. Borrowers shall deliver to Bank transaction reports and upon Bank’s request, schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that such Borrowers’ failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrowers’ Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrowers shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrowers shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
     (b) Disputes. Borrowers shall promptly notify Bank of all disputes or claims relating to Accounts that exceed $200,000. Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (1) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (2) no Default or Event of Default has occurred and is continuing; and (3) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount minus (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (ii) the FX Reserve, and minus (iii) the outstanding amounts used for Cash Management Services.
     (c) Deposit Payments of Accounts. Each Borrower shall cause each Account Debtor to deposit all payments and proceeds of an Account into a Collateral Account subject to a Control Agreement in accordance with Section 6.6.

     (d) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrowers or Bank or such other name as Bank may choose.
     (e) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrowers’ obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     6.12 Remittance of Proceeds. Deliver, in kind, all proceeds arising from the disposition of any Equipment or other fixed assets to Bank in the original form in which received by any Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, such Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment or other fixed asset disposed of by such Borrower in good faith in an arm’s length transaction if (a) the aggregate purchase price is $500,000 or less (for all such transactions in any fiscal year) or (b) such proceeds are used to purchase replacement Equipment or other fixed assets within 90 days of such sale. Each Borrower agrees that it will not commingle proceeds of Equipment or other fixed assets with any of such Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.13 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrowers’ Books. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not exceed two (2) per year unless an Event of Default has occurred and is continuing. In the event Borrowers and Bank schedule an audit more than ten (10) days in advance, and such Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrowers shall pay Bank a fee of $1,000 plus any out-of- pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
     6.14 Post Closing Items.
     (a) Within sixty (60) days of the Effective Date, Borrowers shall have delivered a payoff letter from Bank with respect to the Indebtedness owing from NextWeb to Bank pursuant to that certain Loan and Security Agreement, dated as of June 29, 2005 (the “NextWeb Loan Agreement”), by and between NextWeb and Bank;
     (b) Within sixty (60) days of the Effective Date, Borrowers shall have delivered evidence that (1) the Liens securing Indebtedness owed by NextWeb pursuant to the NextWeb Loan Agreement will be terminated and (2) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;
     (c) Within thirty (30) days of the Effective Date, Borrowers shall have delivered the Agreement for XGDSL Services between Earthlink and Company, which shall be in a form satisfactory to Bank; and
     (d) Upon the expiration of the letters of credit issued by Wells Fargo Bank, N.A. (but in no event later than April 30, 2007), Borrowers shall replace such letters of credit with letters of credit issued by Bank.
     6.15 Canadian Accounts. Each Borrower shall, and shall cause each of Group’s Subsidiaries to (a) permit only funds received from credit card payments that are required to be deposited in accounts in Canada to be deposited at any time in any such Canadian account, (b) not permit any average monthly balance of such Canadian accounts to exceed $300,000 in the aggregate and (c) provide the Bank a copy of each monthly account statement received in respect of each such Canadian accounts and all of the Canadian accounts in the aggregate, on a monthly basis, no later than ten (10) Business Days after receipt thereof.
     6.16 Additional Subsidiaries. Group shall, and shall cause each of its Subsidiaries hereafter formed or acquired to execute and deliver to Bank, within sixty (60) days of the formation or acquisition thereof, a joinder agreement in form and substance satisfactory to Bank, causing such Subsidiary to become a Borrower or Guarantor hereunder, and a party to each applicable Loan Document, in each case as if such Subsidiary had been a Borrower or Guarantor, as applicable, as of the Effective Date, together with appropriate Lien searches requested by Bank indicating Bank’s first priority Lien (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement) on such Subsidiary’s personal property and, in connection with such deliveries, cause to be delivered to Bank (a) a favorable written opinion of counsel satisfactory to Bank as to such matters relating thereto as Bank may reasonably request, in form and substance reasonably satisfactory to Bank, (b) any stock certificates or other certificates, accompanied by stock powers duly executed in blank, with regard to the capital stock of such Subsidiary, (c) such other agreements, instruments, approvals or other documents, including Control Agreements, as Bank may request with respect thereto, and (d) certified copies of the organizational documents, resolutions and incumbency certificate of such Subsidiary; provided however, if such Subsidiary is organized outside the United States and causing such Subsidiary to become a Borrower, grantor of security interest or Guarantor causes material adverse tax results as reasonably determined by Group’s Board of Directors, then (1) such Subsidiary is not required to become a Borrower or Guarantor hereunder, and (2) such pledge shall be limited to 66% of the outstanding voting stock of such Subsidiary.
     6.17 Further Assurances. Each Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Upon request by Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Group or any of its Subsidiaries.
     7 NEGATIVE COVENANTS
     No Borrower shall do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:
     (a) Transfers in the ordinary course of business for reasonably equivalent consideration;
     (b) Transfers to any Borrower or to any Guarantor;
     (c) Transfers of property in connection with sale-leaseback transactions;
     (d) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Group or its Subsidiaries;
     (e) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Group or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of any Borrower’s title in the licensed property;
     (f) Transfers otherwise permitted by the Loan Documents, including Permitted Liens;
     (g) sales or discounting of delinquent accounts in the ordinary course of business;
     (h) Transfers associated with the making or disposition of a Permitted Investment;

     (i) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired;
     (j) Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Group and its Subsidiaries, together, shall not exceed in any fiscal year, $5,000,000.
     7.2 Changes in Business; Change in Control; Jurisdiction of Formation.
     Engage in any material line of business other than those lines of business conducted by Group and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. No Borrower will, without prior written notice, change its jurisdiction of formation.
     7.3 Mergers or Acquisitions.
     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with a Borrower or a Guarantor, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (a) either a Borrower or Guarantor is the surviving entity, (b) such merger or consolidation is a Transfer otherwise permitted pursuant to Section 7.1 hereof or (c) the acquisition by Group of NextWeb pursuant to the NextWeb Acquisition Documents, which shall be in form and substance reasonably satisfactory to Bank.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
     7.7 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Group and its Subsidiaries and among Group’s Subsidiaries so long as no Event of Default exists or could result therefrom.
     7.9 Amendments to Subordinated Debt, the Earthlink Documents and Indenture. Change, amend or waive the terms of any Subordinated Debt, the Earthlink Documents or the Indenture if the effect of such change, amendment or waiver is to: (a) change the payment, redemption or prepayment provisions of the Subordinated Debt or the Earthlink Documents or the Indenture other than extend the dates therefor or to reduce the premiums payable in connection therewith; (b) increase the interest rate or cash paid in respect of interest or other compensation regarding the Subordinated Debt or any Indebtedness under the Earthlink Documents or Indenture prior to the payment in full of the Obligations; (c) prohibit the making of a payment in respect of the Obligations which any Borrower or Guarantor is contractually obligated to make under the this Agreement; (d) cause the

Subordinated Debt or any Indebtedness under the Earthlink Documents or Indenture to be assumed by, guaranteed by, co-made by, or otherwise become the obligation of any Subsidiary of Group which is not a Borrower or Guarantor hereunder; (e) shorten or eliminate existing cure periods or add any additional events of default; (f) expand the definition of “Collateral” as defined in the Earthlink Documents as existing on the date hereof; (g) grant any security or collateral to secure payment of any Subordinated Debt or the Indenture; or (h) otherwise change, amend or include terms and conditions, including financial covenants and events of default, that are more onerous with respect to any Borrower or Guarantor or adverse to the interests of Bank than the terms and conditions contained in the Subordinated Debt, Earthlink Documents or Indenture as in effect on the date hereof.
     7.10 Payments of Subordinated Debt or any Indebtedness under the Indenture or the Earthlink Documents. Make or permit any payment, prepayment or redemption of any Subordinated Debt or any Indebtedness under the Indenture or the Earthlink Documents except (a) if no Default or Event of Default exists or would result from such payment, scheduled interest payments permitted under the subordination provisions (which includes any separate subordination or intercreditor agreements) of such Subordinated Debt; (b) payments made with a Borrower’s capital stock or other Subordinated Debt; or (c) if no Default or Event of Default exists or would result from such payment, scheduled interest payments under the Indenture and the Earthlink Documents, and repayment of principal pursuant to a Phase II Notice (as set forth in Section 1(d)(1)(A) of the Note dated as of March 29, 2006 by Borrowers in favor of Earthlink), in each case, in accordance with the terms therein as they exist on the date hereof.
     7.11 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on a Borrower’s business, or permit any of Group’s Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. A Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
     (a) (1) A Borrower fails or neglects to perform any obligation under Section 6.2(b) or (c) and has failed to cure such default within five (5) Business Days after the occurrence thereof or (2) a Borrower fails or neglects to perform any obligation in Sections 6.1, 6.2(a), 6.6, 6.7, 6.10 or violates any covenant in Section 7; or
     (b) A Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Section 8 below) under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment. (a) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in thirty (30) days; (b) any Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (c) a judgment or other claim in excess of $500,000 becomes a Lien on any of such Borrower’s assets; or (d) excluding Permitted Liens, a notice of lien, levy, or assessment is filed against any of such Borrower’s assets by any government agency and not paid within ten (10) days after such Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by such Borrower (but no Credit Extensions shall be made during the cure period);
     8.5 Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. (a) If any Borrower fails to (1) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and is not waived in accordance with the terms therein, or (2) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness or (b) a “Substantial Performance Failure” occurs under the Earthlink Documents;
     8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     8.8 Misrepresentations. Any Borrower or any Person acting for such Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between any Borrower and any creditor of such Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (1) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (2) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;
     8.11 Governmental Approvals. Any of the Governmental Approvals shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (1) has, or could reasonably be expected to have, a Material Adverse Change, or (2) adversely affects the legal qualifications of Group or any of its Subsidiaries to hold any of the Governmental Approvals in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to affect the status of or legal qualifications of Group or any of its Subsidiaries to hold any of the Governmental Approvals in any other jurisdiction.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and Bank;
          (c) demand that Borrowers (1) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (2) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any FX Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations any (1) balances and deposits of any Borrower it holds, or (2) any amount held by Bank owing to or for the credit or the account of Borrowers;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrowers’ Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

     9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrowers’ attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, all payments received by Bank from Borrowers under the Loan Documents will be applied in the following order: (a) first, to the payment of any Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement, (b) second, to any applicable fees and other charges, in such order as Bank shall determine in its sole discretion, (c) third, to the interest due upon any of the Obligations; and (d) finally, to the principal of the Obligations. Any surplus shall be paid to any Borrower by credit to the Designated Deposit Account or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to any Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement,

extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Borrower may change their address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Covad Communications Group, Inc. and
Covad Communications Company
110 Rio Robles
San Jose, California 95134
Attn: Chris Dunn
Fax: (408) 952-7539

If to Bank:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, California 95054
Attn: Tom Smith
Fax: (408) 654-1045
     11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclosure against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions among Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Bank and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.8 Confidentiality. In handling any confidential or non-public information concerning Borrowers and its Subsidiaries, Bank will maintain the confidentiality of such information, but disclosure of information may be made (a) to Bank’s Subsidiaries or Affiliates in connection with their business with Borrowers, provided they are bound by this confidentiality provision, (b) to prospective transferees or purchasers of any interest in the Credit Extensions, provided they are bound by this confidentiality provision, (c) as required by law, regulation, subpoena, or other order, (d) to Bank’s regulators; (e) as required in connection with Bank’s examination or audit, provided that any Person receiving confidential or non-public information is bound by this confidentiality provision or similar regulations, and (f) as Bank considers appropriate exercising remedies under this Agreement, provided that any Person receiving confidential or non-public information is bound by this confidentiality provision or similar regulations. Confidential information does not include information that either: (1) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (2) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     12.10 Co-Borrower Waivers.
     (a) Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Bank and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Bank by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Agreement shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12.10 shall be absolute and unconditional, irrespective of, and unaffected by,
          (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
          (ii) the absence of any action to enforce this Agreement (including this Section 12.10) or any other Loan Document or the waiver or consent by Bank with respect to any of the provisions thereof;
          (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Bank in respect thereof (including the release of any such security);
          (iv) the insolvency of any Borrower or any Guarantor; or
          (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     Each Borrower shall be regarded, and shall be in the same position, as the principal debtor with respect to the Obligations guaranteed hereunder.
     (b) Specific Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Bank to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or any Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. Without limiting the generality of the foregoing, each Borrower expressly waives the benefit of California Civil Code Section 2815 permitting the revocation of any guaranty as to future transactions and the benefit of California Civil Code Sections 2787 through 2855, 2899 and 1432 with respect to certain suretyship defenses. It is agreed among each Borrower and Bank that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12.10 and such waivers, Bank would decline to enter into this Agreement.

     (c) Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12.10 are for the benefit of Bank and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Bank, the obligations of such other Borrower under the Loan Documents.
     (d) Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or until all obligations are paid in full, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Bank and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12.10, and that Bank and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.10.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is the lesser of (a) the Revolving Line or (b) $25,000,000 plus the lesser of (1) $25,000,000 or (2) the Borrowing Base.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrowers.
     “Borrower” or “Borrowers” is defined in the preamble hereof, and shall, upon satisfaction of the covenants set forth in Sections 6.14(a), (b) and 6.16, include NextWeb.
     “Borrowers’ Books” are all Borrowers’ and Guarantors’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ and Guarantors’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on results of audits and/or inspections, events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Cash Management Services Sublimit” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Group, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Group, representing fifty percent (50%) or more of the combined voting power of Group’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Group (together with any new directors whose election by the Board of Directors of Group was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Consolidated Total Assets” means, at any date of determination, the total consolidated assets of Group, except goodwill, trade names, copyrights, trademarks, service marks, and other intangible items such as unamortized Indebtedness discounts and expenses and research and development expenses except pre-paid expenses.
     “Consolidated Total Liabilities” means, at any date of determination, obligations that should, under GAAP, be classified as liabilities or indebtedness under Group’s consolidated balance sheet, but excluding all other Subordinated Debt received after the Effective Date.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which Borrowers elect to continue a LIBOR Advance into another Interest Period.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrowers maintain a Deposit Account or the securities intermediary or commodity intermediary at which Borrowers maintain a Securities Account or a Commodity Account, Borrowers, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Conversion Date” means any date on which Borrowers elect to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
     “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services or any other extension of credit by Bank for Borrowers’ benefit.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.3(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrowers’ deposit account, account number 3300511617, maintained with Bank.
     “Dieca” is Dieca Communications, Inc., a Virginia corporation.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.

     “Earthlink” is Earthlink, Inc., a Delaware corporation.
     “Earthlink Documents” is defined in Section 3.1(l).
     “Earthlink Phase II Financing” shall mean the financing described in Section 9.2 of the Agreement for XGDSL Services dated as of March 29, 2006 by and between Company and Earthlink (as in effect on the date hereof), which shall be substantially in the form as the Phase I Financing Agreements (as in effect on the date hereof), as defined therein.
     “Earthlink Proceeds” is defined in Section 3.1(l).
     “Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible Accounts” are Accounts which are invoiced and arise in the ordinary course of Borrowers’ business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
     (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (c) Credit balances over ninety (90) days from invoice date;
     (d) Accounts owing from an Account Debtor, including Affiliates, to the extent whose total obligations to Borrowers exceed twenty-five (25%) of all Accounts, except for Accounts owing from Earthlink, for which such percentage is 40% for the amounts that exceed that percentage, unless Bank approves in writing;
     (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless supported by a letter of credit from an issuer acceptable to Bank;
     (f) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if such Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (g) Accounts owing from an Account Debtor to the extent that such Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by such Borrower in the ordinary course of its business;
     (h) Accounts for demonstration or promotional equipment or evaluation units, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
     (i) Accounts for which the Account Debtor is such Borrower’s Affiliate, officer, employee, or agent;
     (j) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

     (k) Accounts owing from an Account Debtor with respect to which such Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), provided however, no SBC Accounts may be excluded by this clause (k) until June 13, 2006;
     (l) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
     (m) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Fully Funded Capital Expenditures” means capital expenditures to the extent funded by a Borrower’s strategic investor (including, without limitation, Earthlink) pursuant to documents and agreements delivered to Bank.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrowers which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by any Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including without limitation, the National Association of Insurance Commissioners, the Federal Communications Commission and any State public utility commission or other State agency or department with primary regulatory jurisdiction over common carrier telecommunications and pay telephone services).
     “Guarantor” is any present or future guarantor of the Obligations, including Dieca and Laser Link.
     “Guaranty” means any Secured Guaranty that that is executed by a Guarantor in favor of Bank.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Indenture” is that certain Indenture dated as of March 10, 2004, executed by and between Group, as issuer, and The Bank of New York, as trustee, relating to the 3% Convertible Senior Notes due 2024, as supplemented from time to time.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first (1st) day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.
     “Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2) or three (3) months thereafter, in each case as Borrowers may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
     “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Laser Link” is Laser Link.Net, Inc., a Delaware corporation.

     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.
     “LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.
     “LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
     “LIBOR Rate Margin” is three percent (3.00%).
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any subordination agreement, the Intercreditor Agreement, the Control Agreements, any landlord consents, any note, or notes or Guaranties executed any Guarantor, any negative pledge agreement, and any other present or future agreement between any Borrower, any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is a material adverse change on the business, operations, financial or other conditions of any Borrower that could reasonably be expected to adversely impact the ability of any Borrower to repay the Obligations or otherwise perform its Obligations under the Loan Documents.
     “Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $1,000,000, and in any event, includes any Indebtedness under the Indenture or the Earthlink Documents or owing to SBC, if any.
     “Net Income” means, as calculated on a consolidated basis for Group and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Group and its Subsidiaries for such period taken as a single accounting period.
     “NextWeb” is NextWeb, Inc, a California corporation.
     “NextWeb Acquisition Documents” is defined in Section 3.1(n).
     “NextWeb Loan Agreement” is defined in Section 6.14(a).
     “Notice of Borrowing” means a notice given by Borrowers to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit B, with appropriate insertions.
     “Notice of Conversion/Continuation” means a notice given by Borrowers to Bank in accordance with Section 3.5, substantially in the form of Exhibit E, with appropriate insertions.
     “Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and the performance of Borrowers’ duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Distributions” means:
     (a) distributions to Borrowers and Guarantors;
     (b) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $1,000,000 in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;
     (c) distributions or dividends consisting solely of a Borrower’s capital stock;
     (d) purchases for value of any rights distributed in connection with any stockholder rights plan;
     (e) purchases of capital stock pledged as collateral for loans to employees;
     (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
     (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and
     (h) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.
     “Permitted Indebtedness” is:
     (a) Borrowers’ Indebtedness to Bank under this Agreement or any other Loan Document;
     (b) (1) any Indebtedness that does not exceed $250,000 in principal amount existing on the Effective Date, and (2) any Indebtedness in excess of $250,000 in principal amount existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;
     (e) guaranties of Permitted Indebtedness to the extent such Indebtedness is deemed an Investment;
     (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (g) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

     (h) Indebtedness among (1) any Borrower and any other Borrower, (2) any Guarantor and any other Guarantor, or (iii) any Guarantor and any Borrower or vice versa;
     (i) capitalized leases and purchase money Indebtedness not to exceed $15,000,000 in the aggregate in any fiscal year secured by Permitted Liens;
     (j) Indebtedness under the Earthlink Documents not to exceed in the aggregate principal amount of $40,000,000 plus any “Additional Notes” (as defined in the Earthlink Documents) issued by Borrowers in lieu of any scheduled cash interest payments; provided that the Lien under the Earthlink Documents shall be subject to an Intercreditor Agreement, which shall be on terms satisfactory to Bank;
     (k) Indebtedness under the Indenture not to exceed in the aggregate principal amount of $125,000,000 minus any amounts converted into common stock of Group;
     (l) Indebtedness to another Borrower or Guarantor;
     (m) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder;
     (n) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (n), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (l) does not exceed $1,000,000;
     (o) Indebtedness owing to Earthlink under the Earthlink Phase II Financing not to exceed in aggregate principal amount $35,000,000 plus the amount of any additional notes issued by Borrowers in lieu of any scheduled cash interest payments; provided that (1) the Lien under such documents shall be subject to the Intercreditor Agreement referenced in clause (j) above, (2) the interest rate shall be 12% (payment in kind at Borrower’s option), and (3) such Indebtedness shall have a five (5) year maturity; and
     (p) any guarantees of any real property operating lease obligations or any personal property operating lease obligations of a Borrower or Guarantor.
     “Permitted Investments” are:
     (a) Investments existing on the Effective Date;
     (b) (1) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (2) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (3) Bank’s certificates of deposit maturing no more than 2 years after issue;
     (c) Investments approved by the Borrowers’ Board of Directors or otherwise pursuant to a Board-approved investment policy;
     (d) Investments in or to any Borrower or any Guarantors;
     (e) Investments consisting of Collateral Accounts in the name of any Borrower or any Guarantor so long as Bank has a first priority, perfected security interest in such Collateral Accounts;
     (f) Investments consisting of extensions of credit to any Borrower’s or Guarantor’s customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of such Borrower;
     (g) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

     (h) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;
     (i) Permitted Indebtedness;
     (j) Investments acquired as a result of a foreclosure with respect to any secured Investment;
     (k) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
     (l) Investments consisting of loans and advances to employees in an aggregate amount not to exceed $500,000; and
     (m) other Investments, if, on the date of incurring any Investments pursuant to this clause (m), the outstanding aggregate amount of all Investments incurred pursuant to this clause (m) does not exceed $1,000,000.
     “Permitted Liens” are:
     (a) (1) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (2) Liens arising under this Agreement or other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which a Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;
     (c) Liens (including with respect to capital leases) (1) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by a Borrower or Group’s Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (2) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
     (d) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
     (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of a Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
     (f) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
     (g) leases or subleases granted in the ordinary course of a Borrower’s business, including in connection with such Borrower’s leased premises or leased property;
     (h) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
     (i) Liens on insurance proceeds securing the payment of financed insurance premiums;

     (j) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement;
     (k) Liens on assets acquired in mergers and acquisitions not prohibited by Section 7 of this Agreement;
     (l) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;
     (m) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;
     (n) Liens in favor of other financial institutions arising in connection with a Borrower’s deposit or securities accounts held at such institutions;
     (o) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (p) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and compliance with other social security requirements applicable to a Borrower;
     (q) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;
     (r) Liens securing Permitted Indebtedness described under clauses (j) and (o) of the definition of “Permitted Indebtedness” provided that such Lien attaches only to the “Collateral” as defined under the Earthlink Documents as they exist on the date hereof and any Earthlink Documents relating to any “Earthlink Phase II Financing”; and
     (s) Liens not otherwise permitted, provided that (1) such Liens secure only the Permitted Indebtedness set forth in clause (m) of the definition thereof and (2) such Liens are subordinate in priority to Bank’s Lien hereunder.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.
     “Prime Rate Margin” is one quarter of one percent (0.25%).
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Requirement of Law” is as to any Person, the Certificate of Incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including without limitation, any U.S. telecommunications regulatory matters specifically related to the Communications Act of 1934, as amended, including amendments made by the Telecommunications Act of 1996, 47 U.S.C. § 151, et seq. (the “Communications Act”), and the rules, regulations, and orders of the Federal Communications Commission thereunder (the “FCC Rules”); court decisions interpreting and applying the Communications Act and the FCC Rules (the “Federal Court Opinions”); (the

Communications Act, the FCC Rules, and the Federal Court Opinions being hereinafter collectively referred to as “Federal Telecommunications Law”); and State statutes regulating common carrier telecommunications and pay telephone services and the rules, orders, and regulations of each State public utility commission or other State agency or department with primary regulatory jurisdiction over common carrier telecommunications and pay telephone services (“PUC”), and court decisions interpreting and applying such State statutes, rules, orders, and regulations, in the fifty states of the United States and the District of Columbia), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.
     “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of a Borrower.
     “Revolving Line” is an Advance or Advances in an aggregate amount of up to $50,000,000 outstanding at any time.
     “Revolving Line Maturity Date” is the earliest of (a) April 13, 2008 or (b) the occurrence of an Event of Default.
     “SBC” is SBC Communications Inc., a Delaware corporation.
     “SBC Credit Agreement” is defined in Section 3.1(f).
     “SBC Resale Agreement” is defined in Section 3.1(f).
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Settlement Date” is defined in Section 2.1.3.
     “Subordinated Debt” is (a) Indebtedness incurred by a Borrower subordinated to Borrowers’ Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Tangible Net Worth” is, on any date, the Consolidated Total Assets of Group and its Subsidiaries minus (a) any amounts attributable to reserves not already deducted from assets, minus (b) the Consolidated Total Liabilities less the existing $125,000,000 under the Indenture, plus (a) 50% of quarterly positive Net Income earned after the Effective Date plus (b) 50% of equity or Subordinated Debt received after the Effective Date.
     “Transfer” is defined in Section 7.1.
     “Unused Revolving Line Facility Fee” is defined in Section 2.4(c).
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWERS:
COVAD COMMUNICATIONS GROUP, INC.

By	/s/ Chris Dunn

Name: Chris Dunn
Title: SVP and CFO

COVAD COMMUNICATIONS COMPANY

By	/s/ Chris Dunn

Name: Chris Dunn
Title: SVP and CFO

BANK:

SILICON VALLEY BANK

By	/s/ Tom Smith

Name: Tom Smith
Title: Senior Relationship Manager
Effective Date: April 13, 2006
[Signature Page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrowers’ right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following whether now owned or hereafter acquired: (a) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; (b) any property to the extent that such grant of a security interest (1) is prohibited by any Requirement of Law of a Arizona, Colorado, Louisiana, West Virginia, Delaware, Georgia, Indiana, New Jersey, New York, Pennsylvania, Tennessee or District of Columbia Governmental Authority, or (2) constitutes a breach or default under or results in the termination of any contract, lease, license, agreement, instrument, real property lease agreement under which a Borrower is a lessee or other document evidencing or giving rise to such property, except, in each case, to the extent that such Requirement of Law or term in such contract, lease, license, agreement, instrument or other document providing for such prohibition, breach, default or termination is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable, consent is obtained or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; (c)(1) any equipment acquired with the $50,000,000 proceeds (the “Earthlink Proceeds”) from Earthlink, Inc. pursuant to the Purchase Agreement dated as of March 15, 2006 by and among Borrowers and Earthlink, Inc. (the “Pledged Equipment”), (2) any additions and accessions to the Pledged Equipment acquired with the Earthlink Proceeds, (3) any software and/or intellectual property (including that embedded in or integrated with the Pledged Equipment) acquired with the Earthlink Proceeds, (4) all documents covering all or any part of the Pledged Equipment, and (5) all proceeds of clauses (c)(1) through (c)(4), including, cash proceeds and noncash proceeds of all or any part of the Pledged Equipment; and (d)(1) any equipment acquired with the $43,600,000 proceeds (the “Phase II Earthlink Proceeds”) from Earthlink, Inc. pursuant to a purchase agreement by and among Borrowers and Earthlink, Inc. (the “Phase II Pledged Equipment”), (2) any additions and accessions to the Phase II Pledged Equipment acquired with the Phase II Earthlink Proceeds, (3) any software and/or intellectual property (including that embedded in or integrated with the Phase II Pledged Equipment) acquired with the Phase II Earthlink Proceeds, (4) all documents covering all or any part of the Phase II Pledged Equipment, and (5) all proceeds of clauses (d)(1) through (d)(4), including, cash proceeds and noncash proceeds of all or any part of the Phase II Pledged Equipment.
     Pursuant to the terms of a certain negative pledge arrangement with Bank, each Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-

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part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

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